UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2014

CORE MOLDING TECHNOLOGIES, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-12505	31-1481870
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Manor Park Drive, Columbus, Ohio		43228-0183
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-870-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2014, the Board of Directors (the “Board”) of Core Molding Technologies, Inc. (the “Company”) approved the Company’s Cash Profit Sharing Plan for 2014 (the “2014 Plan”) for eligible officers, key managers, salaried and non-represented employees. To be eligible to participate in the 2014 Plan, an individual must be actively employed on the date of the payment of the profit sharing or have retired at the age of 55 or older on or after December 31 of the profit sharing year.

During the initial 90 days of each calendar year the Company’s Board will establish a threshold earnings before taxes (“Threshold EBT”). An annual profit sharing pool will be created if profits exceed Threshold EBT, with the amount of such pool equal to 50% of EBT above the Threshold EBT, with a cap at a maximum of 20% of EBT. A profit sharing percentage of regular earnings for officers, key managers, salaried employees, and non-represented hourly employees will be determined. The salaried group’s profit sharing percentage will be two times the hourly group’s profit sharing percentage. The key manager’s profit sharing percentage will be two times that of the salaried group and the officer’s profit sharing percentage will be two times that of the key manager group. After completion of 2014, the Board will determine actual amounts to be paid, payable to eligible participants in a lump sum distribution between January 1 and March 15 of the year immediately subsequent to the profit sharing year. All payments under the 2014 Plan are subject to Board approval, and the Board, together with the compensation committee of the Board, reserves the right to modify or otherwise amend the 2014 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE MOLDING TECHNOLOGIES, INC.
March 18, 2014	By:	/s/ John P. Zimmer

Name: John P. Zimmer
Title: Vice President, Treasurer, Secretary and Chief Financial Officer